Exhibit B-9


                                 GPU GENERATION, INC.

                                   _______________


                              ARTICLES OF INCORPORATION
                             (as amended August 1, 1996)


          I.        The name of the Corporation is GPU GENERATION, INC.

          II. The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is:

                              c/o Pennsylvania Electric Company
                              1001 Broad Street
                              Johnstown, Cambria County, Pennsylvania 15907

          III. The purposes for which the Corporation is incorporated are as follows:

                         A. The engaging in all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as amended.

                         B.   Without limiting the generality of the
          foregoing, the undertaking of responsibility for the safe operation, maintenance, repair, rehabilitation, design, construction, start-up and testing of non-nuclear electric generating stations and plants used for the production, generation, manufacture, transmission, transportation, distribution, furnishing and supply of electricity, on behalf of and by contract with the owners and/or operators of such stations and plants.

          IV. The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

          V. The term of existence of the Corporation shall be perpetual.

          VI. The aggregate number of shares which the Corporation shall have the authority to issue is two thousand five hundred (2,500) shares of the par value of $20.00 per share, all of which shall be designated "Common Shares".

          VII.      The name and address of the sole incorporator is James
          R. Leva, 100 Interpace Parkway, Parsippany, New Jersey 07054.

          VIII. The number of directors shall not be less than three nor more than twelve. The number of directors within said minimum and maximum limits which shall constitute the Board of Directors shall be specified in the By-Laws of the Corporation.